Exhibit 107

Calculation of Filing Fee Table

F-1

(Form Type)

Mobile-health Network Solutions

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A Ordinary Shares, par value US$0.000004 per share (1)(2)(3)	457	(o)	5,679,167	$5.00	$28,395,835	$147.60 per $1,000,000	$4,191.23
	Equity	Class A Ordinary Shares underlying Underwriter’s warrants(4)	457	(o)	194,063	$7.00	$1,358,441	$147.60 per $1,000,000	$200.51
Fees Previously Paid	-	-	-		-	-	-	-	$-
Carry Forward Securities	-	-	-		-	-	-	-	-
		Total Offering Amounts							$4,391.74
		Total Fees Previously Paid							$-
		Total Fee Offsets							-
		Net Fee Due							$4,391.74

(1)	Pursuant to Rule 416(a) under the Securities Act, the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Includes additional Class A Ordinary Shares (up to 15% of the Class A Ordinary Shares offered to the public) that the Underwriter has the option to purchase to cover over-allotments, if any.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(4)	We have agreed to issue warrants to the representative or its designees (the “Underwriter Warrants”) to purchase a number of Class A Ordinary Shares equal to an aggregate of up to seven and one-half percent (7.5%) of the number of Class A Ordinary Shares sold in this Offering (including the over-allotments) and also register herein such underlying Class A Ordinary Shares. The Underwriter Warrants shall be exercisable, in whole or in part, commencing six (6) months from the commencement of sales of this Offering and expiring five (5) years from the commencement of sales of this Offering. The Underwriter Warrants will have an exercise price equal to 140% of the public offering price of the Class A Ordinary Shares sold in this offering.